STOCK SALE AGREEMENT

(Perpetual Technologies, Inc.)

This Agreement, effective as of December 27, 2008, is by and between Joseph Nemelka, an individual (the "Seller") and Seth R. Winterton, an individual (the "Buyer").

RECITALS:

WHEREAS, Seller is the legal and beneficial owner of a total of ten million (10,000,000) shares (the "Shares") of common stock of Perpetual Technologies, Inc., a Delaware corporation (the "Issuer");

WHEREAS, the Seller is an affiliate of the Issuer;

WHEREAS, Buyer is desirous to purchase, and the Seller is willing to sell, nine million (9,000,000) shares (the "Purchased Shares") of common stock of the Issuer; and

NOW, THEREFORE, in consideration of the mutual terms and conditions hereof, the parties hereto agree as follows:

1. Sale of Stock. Seller and Buyer agree that for and in consideration of a promissory note in the original principal amount of nine thousand dollars ($9,000) ("Promissory Note"), duly executed by Buyer and delivered to Seller, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby bargains, sells, assigns, conveys and transfers to Buyer all right, title, and interest in and to the Purchased Shares. Seller hereby agrees to sign the documents and instruments necessary, and as reasonably requested by Buyer and the Issuer, to cause the Issuer to issue to Buyer a certificate representing the Purchased Shares.

2. Representations and Warranties of Buyer. The Buyer hereby represents and warrants to Seller as follows:

2.1 *Restricted Securities*. The Buyer understands that the Seller is an affiliate of the Issuer, that the Purchased Shares have not been registered pursuant to the Securities Act, or any state securities act, and that the Purchased Shares are thus "restricted securities" as defined in Rule 144 promulgated by the Securities and Exchange Commission (the "SEC"). Therefore, under current interpretations and applicable rules, he will probably have to retain the Purchased Shares for a period of one year from the time the Company ceases to be a shell company and files a report on Form 8-K with Form 10-type information and at the expiration of such holding period his sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the issuer is current in its filings with the SEC under the Securities Exchange Act of 1934, as amended, or other public disclosure requirements. Accordingly, the undersigned hereby acknowledges that he is prepared to hold the Purchased Shares for an indefinite period.

2.2 *Investment Purpose*. The Buyer acknowledges that the Purchased Shares are being purchased for his own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. The Buyer further acknowledges that no other person has or will have a direct or indirect beneficial or pecuniary interest in the Purchased Shares.

2.3 *Limitations on Resale; Restrictive Legend*. The Buyer acknowledges that he will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Purchased Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Issuer, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. The Buyer also acknowledges that an appropriate legend will be placed upon each of the certificates representing the Purchased Shares stating that the Purchased Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Purchased Shares.

2.4 *Information*. The Buyer has been furnished (i) with all requested materials relating to the business, finances, and operations of the Issuer; (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to the Buyer by the Issuer. Such person has been afforded the opportunity to ask questions of the Issuer and its management and to receive answers concerning the terms and conditions of this transaction.

2.5 *Knowledge and Experience in Business and Financial Matters*. The Buyer, either individually or together with his, her, or its purchaser representative, has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the prospective investment, and that the financial capacity of such party is of such proportion that the total cost of his commitment in the Purchased Shares would not be material when compared with his total financial capacity.

2.6 *No Advertisements*. The Buyer is not entering into this Agreement as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.

2.7 *Relationship to Company*. The Buyer has a preexisting personal or business relationship with the Seller.

2.8 *Accredited Investor*. The Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated by the SEC and has initialed below each applicable category:

__X__ a natural person whose individual net worth (i.e., excess of total assets over total liabilities), inclusive of home, home furnishings and

automobiles, or joint net worth with that person's spouse exceeds $1,000,000.

_____ a natural person who had an individual income in excess of $200,000 in each of the two most recent calendar years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. Individual income is defined for this purpose as adjusted gross income as determined for federal income tax purposes under the Internal Revenue Code (the "Code"), plus (i) any deductions for long-term capital gains under Section 1202 of the Code, (ii) any depletion deductions under Section 611, *et seq.*, of the Code, (iii) any interest income excluded under Section 103 of the Code, and (iv) any partnership losses allocated to the undersigned as reported on Schedule E of Form 1040.

3. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Buyer as follows:

3.1 *Ownership of Shares*. The Seller has been the record and beneficial owner and holder of the Shares continuously for more than one year. Such Shares are owned free and clear of all liens, encumbrances, charges and assessments of every nature and are subject to no restrictions with respect to transferability, except under the Securities Act.

3.2 *Power and Authority*. The Seller has full power and authority to dispose, assign, and transfer the Purchased Shares in accordance with the terms hereof.

3.3 *No Outstanding Commitments*. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Purchased Shares.

4. Miscellaneous.

4.1 *Default*. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder. Any default of Buyer under the Promissory Note shall also be a default hereunder.

4.2 *Entire Agreement*. This Agreement and the Promissory Note constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

4.3 *Interpretation of Agreement.* This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

4.4 *Survival of Covenants, Etc.* All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force for a period ending the latter of (i) two years from the date of this Agreement, and (ii) one year from the payment in full of the Promissory Note.

4.5 *Further Action.* The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

4.6 *Full Knowledge.* By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

4.7 *Headings.* The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

4.8 *Counterparts.* This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

SELLER:

Joseph Nemelka, an individual
374 East 400 South, Suite 3
Springville, Utah 84663

BUYER:

Seth R. Winterton
1442 East Lower River Road
Kams, Utah 84036